Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of MAKO Surgical Corp. on Form S-3 (Nos. 333-169464 and 333-181277) of our report dated December 13, 2013, on our audits of the financial statements of Pipeline Orthopedics, LLC as of December 31, 2012 and 2011, and for each of the years then ended, which report is included in this Form 8-K/A of MAKO Surgical Corp.

/s/ EisnerAmper LLP
Iselin, New Jersey
December 20, 2013